Date: For Release: Contact(s):	April 27, 2006 Upon Receipt Media	Investors

	Joshua King 860/547/2293 joshua.king@thehartford.com	Kim Johnson 860/547-6781 kimberly.johnson@thehartford.com

	Shannon Lapierre 860/547-5624 shannon.lapierre@thehartford.com	Greg Schroeter 860/547-9140 gregory.schroeter@thehartford.com

The Hartford Reports Record First Quarter 2006 Net Income of $728 Million or $2.34 Per Diluted Share

Life net income across all business segments up over the prior year; Property and Casualty underwriting margins remain strong

HARTFORD, Conn. – The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest financial services and insurance companies, today reported first quarter 2006 net income of $728 million, or $2.34 per diluted share. The Hartford’s core earnings in the first quarter of 2006 were $797 million, or $2.56 per diluted share. Financial performance for this quarter compared to the prior year period is provided in the table below.

Summary
(in millions except per share data)	Quarterly Results
	1Q ‘05	1Q ‘06	Change
Net income	$666	$ 728	9%
Net income per diluted share	2.21	2.34	6%
Core earnings[1]	582	797	37%
Core earnings per diluted share[1]	1.93	2.56	33%
Assets under management	293,311	336,484	15%
Book value per share (ex. AOCI)[1]	45.60	52.37	15%

1 This is a financial measure not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

“The Hartford’s strong performance during the quarter demonstrates our unrelenting focus on core markets where we have competitive advantages,” said Ramani Ayer, chairman, president and CEO of The Hartford. “Our innovative product offerings and distribution expansion are leading to profitable growth in both our property and casualty and life businesses. As we move forward, we will continue to position The Hartford as the premier choice for customers looking to protect their income and property and grow their wealth.

“We are also maintaining financial discipline, building book value per share while providing good returns to our shareholders. The Hartford generated a return on equity of 16 percent over the past 12 months, despite the industry’s record catastrophe losses in 2005,” Ayer continued.

REVIEW OF BUSINESS UNIT RESULTS

Life Operations

“Our results for the quarter reflect The Hartford’s leadership in key markets and the diversification and scale of our life operations,” said Ayer. “Across the board, each of our life businesses reported good earnings growth. Clearly, the investments we are making in distribution and developing innovative products are paying dividends.

“In the U.S. retirement market, we were pleased to see variable annuity sales rebound to $3.1 billion for the quarter. Record mutual fund and 401(k) sales and deposits totaled another $3.9 billion. We are also gaining market share in both individual life and group insurance. Individual life insurance in force rose 8 percent and quarterly fully insured premiums in group benefits topped $1 billion for the first time, up 12 percent from the previous year,” Ayer continued.

Core earnings for The Hartford’s life operations were $418 million in the first quarter of 2006, compared to $237 million in the first quarter of 2005. Core earnings were driven by a 16 percent increase in assets under management. Core earnings in 2006 also included a litigation reserve release of $34 million, after-tax, related to run-off corporate-owned life insurance, and a $7 million after-tax charge for regulatory matters. Core earnings in the first quarter of 2005 included a $66 million after-tax charge related to regulatory matters.

Retail Products Group

In retail products, stronger than expected net flows and higher equity markets lifted assets under management to $152 billion, 13 percent higher than the prior year period. Core earnings rose 19 percent compared to the first quarter of 2005 to $176 million. Core earnings outpaced asset growth due to expense management and a lower effective tax rate.

In the first quarter of 2006, variable annuity sales and deposits were $3.1 billion, unchanged from the prior year period, with net outflows of $828 million. Sequentially, variable annuity sales grew 24 percent, driven by strength across all distribution channels. Assets under management in variable annuities reached $109 billion, 11 percent higher than the prior year period.

Retail mutual fund sales hit an all-time high, nearly doubling over the prior year period to $2.7 billion during the first quarter of 2006. Retail mutual fund sales were driven by excellent fund performance and the move to a dedicated wholesaling force in early 2005. Net sales of $1.5 billion in the first quarter of 2006 exceeded the total net sales for the full year of 2005. Assets under management for retail mutual funds reached $32 billion, up $7 billion from March 31, 2005.

Retirement Plans

Core earnings in retirement plans were $21 million for the first quarter of 2006, a 24 percent increase over the prior year period. Higher assets under management drove earnings growth. 401(k) assets under management in the first quarter of 2006 increased 41 percent over the prior year period to $11 billion. Total retirement plans assets under management rose to $21 billion in the first quarter of 2006.

Retirement plan sales and deposits for the first quarter of 2006 were $1.6 billion, an increase of 22 percent over the first quarter of 2005. Seasoning of the retirement plan specialists and an expanded product offering contributed to escalating 401(k) sales and deposits of $1.2 billion for the quarter, 29 percent higher than the prior year period.

Institutional Solutions Group

First quarter 2006 core earnings in institutional solutions were $22 million, up 5 percent from the first quarter of 2005. Strong institutional mutual fund sales helped drive sales and deposits to $1.4 billion, an increase of 4 percent from the prior year period. Assets under management reached $45 billion at the end of the first quarter of 2006, a 16 percent increase over the prior year period.

Individual Life

Core earnings in individual life of $45 million for the first quarter of 2006 were 15 percent higher than the first quarter of 2005. This increase reflects business growth and an adjustment made to the amortization of deferred acquisition costs.

Individual life insurance reported record first quarter sales of $60 million, 30 percent higher than the prior year period. Individual life experienced sales growth in every distribution channel and across all its product lines, including its flagship variable universal life insurance. Sales growth reflects The Hartford’s focus on providing innovative solutions to its customers. During the first quarter, the company’s pace of innovation continued as The Hartford became the first life insurer in the U.S. to offer life insurance coverage at standard rates to men age 60 and older who have been surgically treated for moderate levels of prostate cancer.

Group Benefits

Core earnings in group benefits reached $68 million for the first quarter of 2006, 15 percent higher than the prior year period. Quarterly fully insured ongoing premiums in group benefits surpassed $1 billion for the first time during the first quarter of 2006, up 12 percent over the first quarter of 2005. Premium growth was driven by strong sales performance in 2005 and the first quarter of 2006, as well as effective customer retention. In a recent LIMRA report, The Hartford was ranked number one in new fully insured group disability sales for 2005.

First quarter 2006 fully insured ongoing sales of $441 million were up 17 percent over the prior year period due to The Hartford’s broad product offerings and distribution. Cross-selling efforts also contributed to sales growth. In the employer market, one-third of group life and disability sales this quarter were made to existing customers.

International

Growth in assets under management in the annuity business in Japan boosted earnings. Assets under management in Japan reached 3.3 trillion yen, or $28 billion, 77 percent higher than the prior year period. Core earnings in international reached $46 million in the first quarter of 2006, more than three times earnings in the first quarter of 2005.

First quarter 2006 variable annuities sales and deposits in Japan were 264 billion yen, or $2.3 billion, 18 percent below the first quarter of 2005. Increased competition within distribution partners, coupled with a slower than expected transition to a new variable annuity product, affected sales and flows. Net flows for variable annuities were 207 billion yen, or $1.8 billion, for the first quarter of 2006.

Property and Casualty Operations

“Our excellent underwriting results for the quarter reflect our discipline and commitment to profitable growth,” said Ayer. “The quality of our products, technology and people has helped us deepen and expand our agency relationships across the country. Small commercial and personal lines have been successful at keeping customer retention high and generating new business.”

Net written premiums for The Hartford’s property and casualty operations in the first quarter of 2006 were $2.6 billion, a 2 percent increase from the first quarter of 2005. Growth in small commercial, AARP and agency personal lines was offset by an anticipated decline in specialty commercial property and specialty casualty premiums.

Core earnings for The Hartford’s property and casualty operations for the first quarter of 2006 were up 9 percent to $421 million, compared with $386 million in the prior year period. Higher net investment income and underwriting profits contributed to core earnings growth.

In the first quarter of 2006, the combined ratio for ongoing operations before catastrophes was 87.9 percent compared with 86.8 percent in the first quarter of 2005. The 0.9 point catastrophe ratio in the first quarter of 2006 included $18 million of net reserve releases for 2004 and 2005 hurricanes. This compares to 1.9 points of net catastrophe losses in the first quarter of 2005.

Business Insurance

Business insurance reported net written premiums of $1.3 billion for the first quarter of 2006, up 5 percent compared with the first quarter of 2005. In the first quarter of 2006, the combined ratio, excluding catastrophes, was 87.7 percent, compared to 88.2 percent in the first quarter of 2005. The improvement reflects a lower expense ratio and favorable results in property insurance. Catastrophe losses were 1.7 points in the first quarter of 2006.

The first quarter of 2006 represented the ninth consecutive quarter of double-digit year-over-year growth in net written premiums in small commercial insurance. Net written premiums reached $721 million in the period, driven by solid customer retention and expanded distribution. During the first quarter of 2006, The Hartford added approximately 250 new independent agents for commercial lines.

In middle market insurance, net written premiums were $581 million for the first quarter of 2006, flat compared to the year-ago period. While pricing declines have moderated somewhat, the market remains competitive. The Hartford continues to focus on retaining profitable business while being selective about growth opportunities.

Personal Lines Insurance

Net written premiums for personal lines increased 4 percent over the prior year period to $901 million, driven by good retention rates and growth across both The Hartford’s agency and AARP businesses. The company continued to invest in marketing programs for its AARP business to drive sales, growing net written premiums by 7 percent compared with the first quarter of 2005. Personal lines agency net written premiums grew by 8 percent over the first quarter of 2005.

The combined ratio for personal lines, excluding catastrophes, was 85.3 percent during the first quarter of 2006, compared with 83.3 percent in the first quarter of 2005. Compared to the prior year period, the expense ratio increased by 0.9 points as the company invested in AARP marketing and agency distribution. Catastrophe losses were 3.2 points in the first quarter of 2006.

Specialty Commercial Insurance

Specialty commercial reported $426 million in net written premiums for the first quarter of 2006, down 11 percent compared with the prior year period. The decline was due to the company’s efforts to reduce its property exposure in catastrophe-prone markets and the non-renewal of a single captive casualty insurance program in late 2005. On the growth front, The Hartford continued to increase professional liability net written premiums by attracting business from private firms and middle market companies.

Excluding catastrophes, the combined ratio for The Hartford’s specialty commercial insurance segment for the quarter was 94.8 percent, compared with 89.8 percent in the first quarter of 2005. In the first quarter of 2006, the segment’s catastrophe ratio reflected a $30 million decrease in catastrophe reserves related to prior year hurricanes.
2006 GUIDANCE

Based on current information, The Hartford expects 2006 core earnings per diluted share to be between $8.80 and $9.10. The company’s previous guidance range was $8.20 to $8.50 per diluted share. This guidance excludes any unusual or unpredictable benefits or charges that might occur during the remaining three quarters of 2006. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance. Core earnings also exclude all realized gains and losses, except for certain gains and losses, such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap.

Among other assumptions, this guidance incorporates detailed assumptions supporting the outlook for the company as a whole and for each business segment provided in the Management’s Discussion and Analysis section in the company’s Form 10-Q filed today, and the company’s 2005 Annual Report on Form 10-K. The guidance also assumes the following:

•	U.S. equity markets produce an annualized return of 9 percent (7.2 percent stock price appreciation and 1.8 percent dividends) from the S&P 500 level of 1,295 on March 31, 2006;

•	The final resolution of the previously disclosed market timing, directed brokerage, and single premium group annuity matters at the after-tax incurred expense to date of $109 million (the ultimate cost to the company of these matters could materially exceed this amount); and

•	A pre-tax underwriting loss of $160 million from other operations in property and casualty for the full year 2006. In the last several years, these underwriting losses have differed materially from the assumption incorporated in guidance and it is very possible they will differ materially in 2006. The company will conduct its annual studies of historical exposures arising out of asbestos, reinsurance recoverables and assumed reinsurance in the second quarter.

Our guidance is highly likely to change. The company’s actual experience in 2006 will almost certainly differ from many of the assumptions described above. The company’s expectations for these and a large number of other factors will probably change, leading us to make further revisions in our estimates over time. These factors include, but are not limited to, the risk factors set forth in the company’s Form 10-Q, significant changes in estimated future earnings on investment products caused by changes in the equity markets, changes in our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual grounds-up reviews of long-term latent casualty exposures, including asbestos and environmental claims and the recoverability of reinsurance for these claims.

CONFERENCE CALL

The Hartford will discuss its first quarter 2006 results, along with 2006 guidance, in a conference call on Friday, April 28, 2006, at 10:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at www.thehartford.com/ir/index.html

More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the first quarter of 2006, which is available on The Hartford’s Web site, www.thehartford.com.

ABOUT THE HARTFORD

The Hartford, a Fortune 100 company, is one of the nation’s largest financial services and insurance companies, with 2005 revenues of $27.1 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.

DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES

The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.

The Hartford uses the non-GAAP financial measure core earnings as an important measure of the Company’s operating performance. The Company believes the measure core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because core earnings excludes effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. Core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap because these net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income is the most directly comparable GAAP measure. A reconciliation of net income to core earnings for the three months ended March 31, 2005 and 2006 is set forth in the operating results table. Core earnings per share is calculated based on a non-GAAP financial measure. Net income per share is the most directly comparable GAAP measure. A reconciliation of net income per share to core earnings per share for the three months ended March 31, 2005 and 2006 is set forth on page C-7 of The Hartford’s Investor Financial Supplement for the first quarter of 2006.

Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the Company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three months ended March 31, 2005 and 2006 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the first quarter of 2006.

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items which typically fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of March 31, 2005 and 2006 is set forth in the operating results table.

Assets under management is an internal performance measure used by the company because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.

The profitability of the Business Insurance, Personal Lines and Specialty Commercial underwriting segments are evaluated by The Hartford’s management primarily based upon underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred claims, claim adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the Company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-13 of The Hartford’s Investor Financial Supplement for the first quarter of 2006.

A catastrophe is a severe loss, resulting from natural or man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.

The 2006 earnings guidance presented in this release is based on the financial measure core earnings. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

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THE HARTFORD FINANCIAL SERVICES GROUP, INC.
OPERATING RESULTS BY SEGMENT (in millions except per share data)

	Three Months Ended
	March 31,
LIFE	2005	2006	Change
Retail Products Group
Individual Annuity	$136	$160	18%
Other Retail	12	16	33%

Total Retail Products Group	148	176	19%
Retirement Plans	17	21	24%
Institutional Solutions Group	21	22	5%
Individual Life	39	45	15%
Group Benefits	59	68	15%
International	14	46	NM
Other [1] [2]	(61)	40	NM

Total Life core earnings	$237	$418	76%
PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations underwriting results
Business Insurance	$118	$134	14%
Personal Lines	127	106	(17%)
Specialty Commercial	40	47	18%

Total Ongoing Operations underwriting results	285	287	1%
Net servicing income	13	18	38%
Net investment income	260	291	12%
Other expenses	(59)	(53)	10%
Income tax expense	(149)	(157)	(5%)

Ongoing Operations core earnings	$350	$386	10%
Other Operations
Other Operations core earnings	$36	$35	(3%)
Total Property & Casualty core earnings	$386	$421	9%
CORPORATE
Total Corporate core earnings	$(41)	$(42)	(2%)

CONSOLIDATED
Core earnings	$582	$797	37%
Add: Net realized capital gains (losses), after-tax [3]	84	(69)	NM
Net income	$666	$728	9%

PER SHARE DATA
Diluted earnings per share
Core earnings	$1.93	$2.56	33%
Net income	$2.21	$2.34	6%
Book value per share
Book value per share (excluding AOCI)	$45.60	$52.37	15%
Per share impact of AOCI	$2.33	$(1.51)	NM
Book value per share (including AOCI)	$47.93	$50.86	6%

[1]	Includes charges of $66, after tax, and $7, after tax,
for the three-months ended March 31, 2005 and 2006,
respectively, to reserve for investigations by the SEC and
New York Attorney General’s Office related to market timing, by the SEC related to directed brokerage, and by the New
York Attorney General’s Office and the Connecticut Attorney
General’s Office related to single premium group annuities.

[2]	Included in the three months ended March 31, 2006 is a
$34, after-tax, benefit due to a reduction in reserves
related to leveraged corporate owned life insurance products following the favorable outcome of several cases during the
first quarter of 2006.

[3]	Includes those net realized capital gains not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company’s statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the company’s potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers or other producers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other producers, including changes that have been announced and those which may occur in the future; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; and others discussed in our Quarterly Reports on Form 10-Q, our 2005 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.